As filed with the Securities and Exchange Commission on December 21, 2006

Registration Number: 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 TRITON PETROLEUM GROUP, INC.

(Exact Name of Registrant as specified in its Charter)

Nevada	98-0232018
(State of Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14 Garrison Lane, Garrison, NY	10524
(Address of principal executive offices)	(Zip Code)

2006 EQUITY INCENTIVE PLAN
(Full Title of Plan)

Michael Margolies

Triton Petroleum Group, Inc.

14 Garrison Inn Lane

Garrison, NY 10524

(914) 424-4100

(Name, Address and Telephone Number of Agent for Service)

Copy to:

ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

(914) 683-3026

CALCULATION OF REGISTRATION FEE

Title of	Proposed Maximum	Proposed Maximum
Securities	Amount to	Offering	Aggregate	Amount of
to be Registered	be Registered (1)	Price per Share (2)	Offering Price (2)	Registration Fee
Common Stock,	20,000,000 shares	$0.04½	$900,000	$96.30
$.001 par value

(1)

This Registration Statement also covers an indeterminable number of additional shares that may be issued as a result of an adjustment in the shares in the event of a stock split, stock dividend or similar capital adjustment, as required by the Plan.

(2)

The price stated is estimated solely for purposes of calculation of the registration fee and is the product resulting from multiplying 20,000,000 shares by $0.04½, the closing price for the Common Stock reported on the OTC Bulletin Board as of December 15, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

Triton Petroleum Group, Inc. is incorporating by reference the following documents previously filed with the Securities and Exchange Commission:

(a)

Triton Petroleum’s Annual Report on Form 10-KSB for the year ended December 31, 2005;

(b)

Triton Petroleum’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006;

(c)

Triton Petroleum’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006;

(d)

Triton Petroleum’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006; and

(e)    the description of Triton Petroleum’s Common Stock contained under the heading “Description of Securities” in the Registration Statement on Form SB-2 filed on June 26, 2001 (File No. 333-63838).

Triton Petroleum is also incorporating by reference all documents hereafter filed by Triton Petroleum pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.

Description of Securities.

Not Applicable.

Item 5.       Interests of Named Experts and Counsel.

      Robert Brantl, Esq., counsel to Triton Petroleum, has passed upon the validity of the shares registered pursuant to this Registration Statement.  Mr. Brantl holds no interest in the securities of Triton Petroleum Group, Inc.

Item 6.

Indemnification of Directors and Officers.

Section 78.7502 of the General Corporation Law of the State of Nevada authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with an action, suit or proceeding, if either (a) it is not proven that the indemnified individual engaged in a breach of fiduciary duty or intentional misconduct, fraud or a knowing violation of law or (b) the indemnified individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 78.7502 further provides that indemnification shall be provided if the party in question is successful on the merits.

The Articles of Incorporation of Triton Petroleum Group, Inc. provide that Triton Petroleum shall indemnify its officers and directors to the full extent permitted by Nevada corporation law.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

4.1

2006 Equity Incentive Plan

5

Opinion of Robert Brantl, Esq.

23.1

      Consent of Brown Smith Wallace, L.L.C.

23.2

Consent of Robert Brantl, Esq. is contained in his opinion, filed as Exhibit 5.

Item 9.

Undertakings.

Triton Petroleum Group, Inc. hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Triton Petroleum pursuant to the provisions of the Nevada General Corporation Law or otherwise, Triton Petroleum has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Triton Petroleum of expenses incurred or paid by a director, officer or controlling person of Triton Petroleum in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Triton Petroleum will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Triton Petroleum Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Garrison, State of New York on the 20th day of December, 2006.

TRITON PETROLEUM GROUP, INC.

By: /s/ Michael Margolies

Michael Margolies, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on December 20, 2006.

/s/ Michael Margolies

Michael Margolies, Director,

Chief Executive Officer,

Chief Financial Officer

________________________

Ron Shapss, Director

/s/ Elliott Cole

Elliott Cole

/s/ Stanley Chason

Stanley Chason